EXHIBIT 10.1

SECOND AMENDMENT TO
SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

This is the Second Amendment (the “Amendment”) to the Employment Agreement (the “Agreement”), effective May 3, 2007, between Crown Holdings, Inc. (the “Company”), and John W. Conway (the “Executive”). Capitalized terms not defined herein shall have the meanings set forth in the Agreement.
WHEREAS, the parties desire to eliminate Section 1.5(e) of the Agreement, which provides that Good Reason includes the Executive’s voluntary termination of employment during the one month period following the date which is the 12-month anniversary of the date of a Change in Control; and
WHEREAS, the parties desire to eliminate certain tax gross-up provisions to which the Executive is entitled.
NOW THEREFORE, in accordance with Section 12 of the Agreement and in consideration of the promises and the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.	Section 1.5(e) of the Agreement is hereby deleted in its entirety and Section 1.5(f) of the Agreement is hereby relabeled as Section 1.5(e).

2.Section 5.10 of the Agreement is hereby replaced in its entirety with the following new Section 5.10:
“5.10.    Taxes.
(a)    Notwithstanding anything to the contrary in this Agreement or any other agreement between the Company and the Executive, the Executive shall not be entitled to receive any gross-up payment with respect to any Federal income or excise taxes incurred by the Executive in respect of any compensation, including the accelerated payment of any compensation, paid to the Executive in connection with a Change in Control of the Company, and the payment of such taxes shall be the sole responsibility of the Executive, his spouse or other beneficiary, as applicable.
(b)    If any payment or benefit, or the acceleration of any payment or benefit, the Executive would receive from the Company under this Agreement or otherwise in connection with a Change in Control of the Company (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then either (a) such Payments will be reduced or delayed by the minimum amount necessary such that no portion of the Payments is subject to the Excise Tax, or (b) the full amount of the Payments shall be made, whichever, after taking into account all applicable taxes, including the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction or delay in the Payments is necessary, such reduction or delay will occur in the following order: (1) cancellation of accelerated vesting of stock and option awards (reduced from the most recent awards to the oldest awards) with the understanding that such awards may be replaced with the right to an equivalent cash payment at such future time because of the delisting of the underlying stock; (2) reduction or delay of cash payments (reduced from the latest payment to the earliest payment); and (3) reduction of other benefits payable to the Executive (reduced from the lowest value to the highest value under Section 280G of the Code). The Company will select a reputable third party professional firm to make all determinations required to be made under this provision. The Company will bear all reasonable expenses with respect to the determinations by such firm required to be made hereunder.”
Other than as modified by this Amendment, the Agreement is ratified and affirmed in all respects, and shall remain in full force and effect subject to the terms thereof.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of December 11, 2013.
Crown Holdings, Inc.
/s/ Thomas A. Kelly
Thomas A Kelly
Senior Vice President and
Chief Financial Officer

Executive

/s/ John W. Conway
John W. Conway